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                                  EXHIBIT 10.43

                     AGREEMENT ON COMPREHENSIVE CREDIT LINE

Date:   December 25, 2001

To:     Farmers' Bank of China

This Agreement is made and entered into on this 25th day of December, 2001, by and among:

DII Taiwan Co., Ltd. (Hereinafter referred to as the Debtor);
N/A (The Joint Guarantor, hereinafter referred to as Guarantor) and Farmers' Bank of China (Hereinafter referred to as the Creditor);

WHEREAS the Debtor intends to negotiate a short-term loan in revolving use with the Creditor, within the comprehensive credit line at New Taiwan Dollars Sixty Million or in U. S. Dollars or other foreign currencies of equivalent value (Hereinafter referred to as the Loan, including credit lines in individuals) within the time limit stated in Article I, A. General Provisions of this Agreement, parties hereto come to this Agreement. The terms and conditions herein shall apply to the Loans granted by the Creditor as comprehensive provisions except the respective liability documents:

A. GENERAL PROVISIONS:

Article I The Loan may be taken out during the period between Dec/25, 2001 and Dec/24 2002. Unless otherwise stated in the law, all debts incurred by the indebtedness certificates, checks, L/Cs, purchase orders, endorsements issued by the Debtor or Guarantor shall be relieved when all liabilities under the Loans are repaid in full within the time limit specified above. In case of ambiguity on amount of the Loan by the Debtor, the Creditor's account cards, accounting books vouchers, computerized data, vouchers otherwise, correspondent papers or photocopies or epitome shall govern.

Article II The "comprehensive credit line" refers the maximum credit the Creditor grants to the Debtor for the specified purposes. The Creditor may define individual credit line aiming at respective purposes to be expressly provided for in the respective parts of the Agreement within the maximum credit line of the Loan items. The grand total of the respective item credit lines may exceed the comprehensive credit line. When the Debtor actually takes out the Loan, when the total of the expected and received loans exceeds the comprehensive credit line, the Debtor shall be subject to the restriction of the comprehensive credit line though the expected loan does not exceed the corresponding credit line. Unless otherwise stated, the Debtor may use the Loans within the comprehensive credit line and individual credit line on a revolving basis. If the disbursement involves foreign currencies, the comprehensive credit line and individual credit line shall be calculated at the exchange rate quoted by the Creditor at the time.

Article III When the Creditor shall deem the Debtor is in misuse of the Loan, or in doubtful credit standing, or fails to provide collateral as required, or whenever the Creditor deems necessary, the Creditor may terminate the Debtor's use of the Loan or reduce the credit line without notice. In the event of a dispute with a third party or extra expenditure, the Debtor shall be liable for all damages thereof.

Article IV Unless otherwise stated in the Agreement, the collateral provided under the Agreement shall be in the contents, registered, in the scope and method totally according to relevant laws and regulations.

Article V The Agreement shall come into force upon execution. Where the Creditor has appropriated the Loan, or issued the Guarantee or take other action for the Loan, the Agreement shall come into force retroactively upon completion of such action. When the Debtor applies for and gets approved by the Creditor of renewal, the Agreement remains in effect even before the renewal agreement is signed.

Article VI Other contracts and liability vouchers issued by the Debtor and Guarantor, if any, shall form an integral part of the Agreement and shall be equally valid as the Agreement unless specifically stated in the Agreement for preferentially applicable.

Article VII For the application issued by the Debtor upon taking out the Loan, the Guarantor shall guarantee to abide by the clauses of the Agreement to assume the responsibility of joint guarantee, absolutely free of any objection by reason that the application has not been signed by the Guarantor.

Article XIII The Agreement takes Paochiao Branch of the Creditor as the place of enforcement and takes the district court located in the place where the Paochiao Branch of the Creditor is located as the jurisdictional court. The Debtor and the Guarantor shall waive the right to object regarding the jurisdictional court disregarding any change in domicile or nationality.

Article IX This Agreement is made in duplicate. The duplicate copy is valid in case the original shall be lost.

B. RESPECTIVE CLAUSES

SHORT-TERM OPERATING CAPITAL

Article I The total credit line in this loan comes to NT$60 million, specifically to be used by the Debtor in the needs for working capital, to be disbursed on grounds of advance application.


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Article II        The interest of the Loan in this loan is 0.25% in addition to the Creditor's prime loan rate.

                   DOMESTIC PROCUREMENT LOAN, AND ACCEPTANCES

Article I The credit line for this individual loan comes to NT$60 million and is specifically for purchasing domestic supplies by consigning the Creditor to issue domestic, irrevocable L/Cs, either instant or forward ones, in revolving disbursement with the drafts or acceptances issued by the L/C beneficiaries. The L/C guarantee issued by the Debtor according to Article II functions as the guarantee for liabilities to the Creditor and shall not be included in the credit line.

Article II: The Debtor shall act according to the following when consigning the Creditor to issue the aforementioned L/Cs: (I) Fill out the application with the Creditor provided form.
                  (II)Submit trading contracts and other transaction vouchers concerned in photocopies. (III)Pay the Creditor the guarantee bond at 0 % of the minimum L/C amount. (IV)Issue certificate of exemption from protest and notification obligation at the L/C amount and take the promissory note, with a creditor as the payer, as the tool to make repayment.

Article III: Of the forward domestic L/C opened under the Agreement, the drafts shall not exceed 180 days from acceptance. The day preceding maturity of the draft, or the day informed by the Creditor shall be the day for reimbursement for each case of the liability.

Article IV Of the spot domestic L/C issued under the Agreement, the drafts shall be payable at-sight and shall take the day preceding the beneficiary's presentation of the draft or the day informed by the Creditor shall be the day for reimbursement for each case of the liability. In a case of spot draft where the Debtor applies to the Creditor for consent to advance the amount to the beneficiary, the Debtor shall agree to repay within 180 days from the day when the amount is advanced, plus interest 0.25% in addition to the Creditor's prime loan rate. The sum shall be repaid in advance if the supplies purchased under the Loan are sold out ahead of schedule.

Article V Until the acceptance draft of the L/C under the Agreement becomes mature, the Debtor shall agree to submit the draft amount to the Creditor ready for payment. When the Debtor fails to do so, the Debtor shall pay interest for the period beginning the day when the Creditor pays until the day of repayment at the rate set forth in the preceding article and, in addition, penalty according to the covenant separately signed with the Creditor even if the draft has been purchased with discount from the Creditor.

Article VI Where the Creditor with review process considers that the drafts and auxiliary vouchers presented with the L/C under the Agreement satisfactory to the L/C terms and thus accepts or makes payment, the Debtor shall agree to make payment forthwith. When the aforementioned drafts or auxiliary vouchers proved unauthentic, forged or defective otherwise later on (including nonconformity of the products in quality or quantities with the vouchers), the Creditor shall not held responsible and the Debtor shall not contend or refuse payment by any reasons.

Article VII On all operations, responsibility and obligations under the L/C of the Agreement, the Debtor agrees to the "Uniform Customs of L/C" promulgated by the International Chamber of Commerce, the clauses interpreted under the trading terms which shall form an integral part of this Agreement.

Article VIII Of the commodities under the L/C, when the beneficiary fails to fulfill contract, delays in delivery, forges or in case of force majeure, the Debtor shall solely bear the losses and shall hold the Creditor harmless.

Article IX Of the commodities under the L/C, the Debtor shall agree to purchase insurance at the terms and conditions satisfactory to the Creditor and that the Creditor be the preferential beneficiary. The Debtor shall pay the premium solely.

              LOAN FOR PURCHASE FROM OVERSEAS SOURCES AND GUARANTEE

Article I The credit line for this individual loan comes to NT$60 million or the equivalent value in U. S. Dollars or other foreign currencies and is specifically for importing goods and apply to the Creditor for guarantee required for such import. The categories, methods, period and contents of the aforementioned guarantee shall be subject to the Creditor's agreement. In case of a need to use the Loan exceeding the specified credit line


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                  due to shipment, economy or reasons otherwise, the credit line may be used within 20% in excess of the specified limit after the Debtor applies and the Creditor approves. In such excessive use, nevertheless, all clauses under the Agreement are continually applicable.

Article II The Debtor, when issuing a forward L/C, shall agree to pay the L/C guarantee on grounds of the percentage of exchange settlement and the Creditor's requirements and requests that the Creditor pay the remainder sum. The Debtor shall pay in New Taiwan Dollars at the exchange rate prevalent at the time of repayment or pay with the Debtor's own foreign exchange. The Debtors shall repay in advance when the imported goods are sold ahead of schedule, provided, that each loan shall not exceed the maximum of 180 days.

Article III       In the event the L/C guarantee bond under the preceding
                  article is advanced in New Taiwan Dollars loan under the Creditor's consent, such sum shall be converted into New Taiwan Dollars loan at the exchange rate agreed that time and shall be repaid within the period set forth in the preceding article. The interest shall be 0.25% in addition to the Creditor's prime loan rate in New Taiwan Dollars and shall be settled case by case.

Article IV In the wake of the Debtor's application with the Creditor's approval, if the sum advanced under Article II is converted into advance sum in New Taiwan Dollars, the Debtor shall agree that the date of conversion, exchange and interest rates be determined at the Creditor's discretion which the Debtor and Guarantor shall not object. For interests accruing for advance in foreign currency before conversion, the Debtor shall pay at the time of conversion. The advance sum in New Taiwan Dollars after conversion shall accrue interest at the rate as promulgated by the Creditor and shall be paid in package with the principle set forth in Article II.

Article V The Loan accrue interest at fixed rate beginning the day when the foreign creditor makes payment. In case of credit in U. S. Dollars, the interest shall be the 6-month SIBOR rate plus 0.75% and divided by 0.946. In case of in Japanese yen, the interest rate shall be the loan rate of Japanese yen promulgated by the Creditor minus 1.75%. In case of other foreign currencies, the interest shall be on grounds of the interest rates promulgated by the Creditor. In absence of the rate as promulgated by the Creditor, the interest shall be 1.5% in addition to the Creditor's acquiring costs. The aforementioned interest shall be paid as required and the interest under the Loan shall be paid up before repayment of the principal. The interest will be reduced in line with the repayment of principal.

Article VI In the event the guarantees defined under Article I meet the Creditor's agreement, the amount of guarantee, maturity dates and other contents shall be subject to the guarantee documents issued by the Creditor. For the guarantee handling fee, the Debtor shall pay in a lump-sum before the Creditor issues the guarantee papers.

Article VII The Debtor shall fulfill the guarantees to the Creditor in time and in full and agrees to keep the Creditor informed of the fulfillment from time to time. Whenever the guarantee beneficiary considers that the Debtor unable to fulfill the obligations in time and in full and thus informs the Creditor anytime during the guarantee period, whatsoever the reasons, the Creditor may fulfill the guarantee responsibility forthwith straight on grounds of the notice served by the guarantee beneficiary. The Creditor shall not be required to look into whether the credit claimed by the guarantee beneficiary is actually present, the amount, and whether or not presence of other refutal existent between the Debtor and the guarantee beneficiary which the Debtor shall absolutely not object.

Article VIII After the Creditor fulfills the guarantee responsibility according to the preceding article, the Creditor may, without a notice, dispose the collateral provided under the Agreement at the Creditor's discretion to settle all liabilities of the Debtor to the Creditor. The Debtor agrees to make good the insufficiency forthwith, if any. Prior to the disposal, the Creditor may, as well, request that the Debtor and the Guarantor settle all liabilities with the Creditor which the Debtor and the Guarantor shall absolutely not object and shall not act against the Creditor with any contention existent between the Debtor and the Guarantee Beneficiary.

Article IX Where the Debtor is likely to fail to fulfill the guarantee obligations to the Creditor, or where in multiple guarantees the Debtor is likely to fail in any guarantee case to the Creditor, the Creditor may, without the need to fulfill the guarantee responsibility beforehand, straight dispose collateral to offset all amounts and all expenses the Creditor pays for the fulfillment of the guarantee obligations. In case of balance after the offset, until the guarantee responsibility with the Creditor is relieved in full, the Debtor shall not request return. The Creditor may, as well, straight request that the Debtor and Guarantor pay the aforementioned amounts and expenses forthwith in cash or straight seize the Debtor and Guarantor's property.


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Article X         Where the Creditor pays the guarantee amount, all arrearages related to the guarantee or amounts otherwise, the Debtor agrees to pay interest and default penalty according to
                  Article V and other covenants executed with the Creditor.

Article XI For the Loan and all sums advanced by the Creditor under the Agreement, other than the collateral defined under Article IV of Agreement A, General Provisions, the Debtor further agrees to pledge the aforementioned imported goods to the Creditor and take this Agreement as the certificate of the pledge. The Creditor obtains all pledge rights of the delivery vouchers (e.g., import permit and B/L) beginning the day when the Creditor issues the L/C until arrival of the imported goods, and obtains the chattel pledge right of the goods beginning the time when the import arrives. The Debtor further agrees to get the aforementioned goods insured at the terms and conditions satisfactory to the Creditor, with the Creditor as the preferential beneficiary. The Debtor shall pay all costs required for the insurance.

Article XII In the event the Debtor fails to complete repayment within the time limit set forth in Article II, the Creditor may straight convert the outstanding sums in whole or in part into New Taiwan Dollars loan based on the Creditor's selling exchange rate, provided, that the Creditor is not obliged to make the conversion. Under no circumstances shall the Debtor and Guarantor object the time, exchange rate, amount and interest rate involved in the conversion.

Article XIII In the event the goods imported under the Loan are lost, or devaluated in whole or in part because of a marine accident, war, floods, fire or force majeure otherwise in the process of transportation, or in the event the insurance company refuses to pay or pays insufficiently or delays the payment, the Debtor shall solely solve the problems and hold the Creditor harmless. With a notice served in a reasonable period, the Creditor may request that the Debtor and the Guarantor repay the Loan, interest, advanced sums and expenses in one package, free of the restriction of time limit set forth in Article II.

EXPORT LOAN

Article I The credit line for this individual loan comes to NT$60 million and is specifically for export and payment for guarantee bond in forward foreign exchange. After the Debtor submits disbursement application, the Loan may be granted within 80% of the irrevocable L/C approved by the Creditor. Subject to the Creditor's consent, the Loan may be disbursed within 80% of the transaction vouchers acknowledged by the Creditor, or be disbursed on grounds of lending application or "application for advance sales of foreign exchange and contract.".

Article II The time of repayment under the Loan shall be totally pursuant to the Creditor's requirements. The Debtor shall repay the Loan with the foreign exchange obtained from export on or before the day of maturity.

Article III The Loan shall accrue interest at floating rate 0.25% in addition to the Creditor's prime loan rate and the interest shall be paid on a monthly basis. In case of overdue payment, the Debtor shall be subject to late interest and default penalty according to the covenant separately signed with the Creditor.

C. SPECIAL CLAUSES

I. The interest rate of the New Taiwan Dollars Loan interest rate under the Agreement shall be negotiable on a case-by-case basis at the Creditor's discretion based on the capital status. The extra interest margin shall be adjusted every three months.

To:     Farmers' Bank of China

Debtor: DII Taiwan Co., LTD.
Responsible person: Sung Kung-yuan
Address: 2F, 501~15 Chungcheng Road, Hsintien City, Taipei County
Joint Guarantor:N/A
ID Card: N/A
Address: N/A
Date: 12/25/01


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